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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 26, 2003

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
          Delaware                                   13-3245741
(State of incorporation)                  (I.R.S. Employer Identification No.)

        500 West Jefferson Street
          PNC Plaza -19th Floor
          Louisville, Kentucky                          40202-2823
(Address of principal executive office)                 (Zip Code)

       Registrant's telephone number, including area code: (502) 589-8100

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Item 9.  Regulation FD Disclosure.

See the following press release, dated June 26, 2003, announcing cost cutting initiatives in response to challenging market conditions:

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NEWS RELEASE
                                     Contact:    Kim S. Knotts
                                                 Director of Investor Relations
                                                 (502) 588-8207

          COMMONWEALTH INDUSTRIES ANNOUNCES COST CUTTING INITIATIVES IN
                    RESPONSE TO CHALLENGING MARKET CONDITIONS

LOUISVILLE, Ky. (June 26, 2003) - Commonwealth Industries, Inc. (NASDAQ/NM:
CMIN) today announced it will implement several actions intended to reduce the Company's operating cost structure as it continues to face difficult business conditions. Commenting on the announcement, Mark V. Kaminski, President and Chief Executive Officer, said, "Orders are at historically low levels and costs are rising in many areas. We expect second quarter shipments from our aluminum business to be approximately 25% below those of the second quarter of 2002, and anticipate continued softness in the third quarter. Our Alflex business continues to experience pressure on sales volumes as a result of soft demand in the commercial construction sector. In response to the current economic environment we are taking steps to more closely align production levels with our order volume. Additionally we are aggressively pursuing additional cost reduction actions.

     "Much of our manufacturing cost structure is fixed and cannot be easily reduced over a short time frame," Kaminski continued. "However, we are addressing selling, general and administrative expenses and other variable costs. We plan to make these modifications effective immediately and expect to see initial benefits in the second quarter."

     Commonwealth will recognize approximately $2.5 million of additional net income or approximately $0.16 per share in the 2003 second quarter and approximately $2.0 million of additional net income or approximately $0.12 per share in each of the third and fourth quarters of 2003 as a result of limiting eligibility and increasing premiums for its post-retirement medical insurance for all non-bargaining Kentucky employees. In addition to the effect in 2003, the Company estimates that net income will be increased approximately $8.3 million in 2004 and $1.7 million in 2005 as a result of the changes to the post-retirement medical insurance. Other actions to reduce ongoing costs include the termination of certain retirement and deferred compensation programs for Company officers, suspension of certain non-bargained incentive pay, institution of reduced work schedules and/or mandatory vacation periods at some of its manufacturing facilities, and modification of vacation policies.

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     As a result of weaker than expected  sales,  but including the $2.5 million net income effect of the post retirement medical insurance plan modification, Commonwealth expects a net loss in the range of $0.18 to $0.23 per share for the second quarter of 2003. The Company anticipates challenging business conditions will continue throughout the balance of 2003.

     Commonwealth Industries is one of North America's leading manufacturers of aluminum sheet for distributors and the transportation, construction, and consumer durables end-use markets. The Company has direct-chill casting facilities in Kentucky and continuous casting mini-mills in Ohio and California. Commonwealth also is a leading manufacturer of innovative electrical products through its Alflex operations in California and North Carolina. For more information about the Company, visit Commonwealth's website at www.ciionline.com.

     Certain statements set forth above, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions and growth opportunities are forward-looking statements. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, capacity and supply constraints or difficulties, the success of the Company in implementing its business strategy, and other risks as detailed in the Company's various filings with the Securities and Exchange Commission.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMMONWEALTH INDUSTRIES, INC.

                                    By    /s/ Henry Del Castillo
                                          ----------------------
                                          Henry Del Castillo
                                          Vice President Finance

Date: June 26, 2003